Exhibit 10.30

RESTRICTED PERFORMANCE-BASED STOCK AWARD AGREEMENT
OF
TOYS “R” US, INC.

THIS AGREEMENT (the “Agreement”), is made, effective as of the ___________ (the “Date of Grant”), between Toys “R” Us, Inc., a Delaware corporation (hereinafter called the “Company”), and ___________ (hereinafter called the “Participant”).
R E C I T A L S:
WHEREAS, the Company has adopted the Toys “R” Us, Inc. 2010 Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement (and the Appendix attached hereto, applicable to all Grantees who are not U.S. residents or tax payers). Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock award provided for herein (the “Restricted Stock Award”) to the Participant pursuant to the Plan and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.Grant of the Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a Restricted Stock Award consisting of ______ Shares (hereinafter called the “Restricted Shares”). The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.
2.    Vesting
(a)    If the Participant has been continuously employed with the Company on the third anniversary of the Date of Grant, the Restricted Shares shall vest and become nonforfeitable based on the achievement of certain cumulative performance targets for the three fiscal years beginning with the fiscal year encompassing the Date of Grant as set forth in Exhibit A.
(b)    If the Participant’s employment with the Company is terminated for any reason (other than death, Disability, Retirement, or in the event of a Change in Control), the Restricted Shares shall, to the extent not then vested, be forfeited by the Participant without consideration.
(c)    If the Participant’s employment with the Company is terminated due to death, Disability or Retirement, then the provisions of Section 13.6 of the Plan shall apply.
(d)    Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change in Control, the provisions of Section 13.7 of the Plan shall apply.
3.     Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2. As a condition to the receipt of this Restricted Stock Award, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional Shares.
4.    Stockholders Agreement. Purchase of or acceptance of any Restricted Shares shall constitute agreement by the Participant purchasing or receiving such Restricted Shares, to be bound by all of the terms and conditions of the Stockholders Agreement with respect to the Shares, or any other Company capital stock, issuable to or held by the Participant. All of the terms of the Stockholders Agreement are incorporated herein by reference. For purposes of this Agreement, the term “Stockholders Agreement” shall mean the Management Stockholders Addendum, as amended, which is attached hereto as Exhibit B.
5.    Restrictive Covenants. The Company and its Subsidiaries operate in a highly sensitive and competitive commercial environment. As part of their employment with the Company and its Subsidiaries, the Participant will be exposed to highly confidential and sensitive information regarding the Company's and its Subsidiaries' business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, and employee relationships. It is critical that the Company take all necessary steps to safeguard its legitimate protectable interests in such information and to prevent any of its competitors or any other persons from obtaining any such information. Therefore, as consideration for the Company's agreement to grant Restricted Shares to the Participant, the Participant shall agree to be bound by the following restrictive covenants:
(a)    Confidentiality. The Participant acknowledges that the information, observations and data obtained by him or her while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any of its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, the Participant agrees that he or she shall not disclose to any unauthorized Person or use for his or her own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Participant's acts or omissions. The Participant shall deliver to the Company or one of its Subsidiaries, at the termination of the Participant's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which he or she may then possess or have under his or her control.
(b)    Assignment of Inventions. The Participant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, formulas, recipes, customer lists, and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Participant while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or such Subsidiary. The Participant shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the period of the Participant's employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
(c)    Non-Competition; Non-Solicitation. At any time during the Participant's Non-Competition Period, the Participant shall not, for himself or herself or on behalf of any other Person, participate in, directly or indirectly, any Competing Business in any country in which the Company or any of its Subsidiaries or licensees operates or conducts business as of such time (or with respect to the period after the date of the termination of the Participant's employment, as of such date); provided that, nothing in this sentence shall restrict the Participant from passive ownership of three (3) percent or less of the publicly traded securities of any Person. During the Participant's employment with the Company and/or its Subsidiaries and for 1 year thereafter, the Participant shall not (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof, (ii) hire directly or through another entity any person who was an employee (other than clerical or administrative support personnel) of the Company or its Subsidiaries at any time during the Non-Competition Period or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its Subsidiaries (including, without limitation, making any negative statements or communications concerning the Company or its Subsidiaries); provided that, clauses (i) and (ii) above shall not apply with respect to any person solicited or employed after the date that is twelve (12) months after the date on which such person's employment with the Company and its Subsidiaries is terminated.
(d)    No Restriction on Earning a Living. By his or her acceptance and/or acquisition of this Award, the Participant thereby acknowledges that the provisions of this Section 5 do not preclude the Participant from earning a livelihood, nor do they unreasonably impose limitations on the Participant's ability to earn a living. In addition, the Participant thereby acknowledges that the potential harm to the Company and/or its Subsidiaries of non-enforcement of this Section 5 outweighs any harm to the Participant of enforcement (by injunction or otherwise) of this Section 5 against him. If any portion of the provisions of this Section 5 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities covered, or definition of information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and the Participant in agreeing to the provisions of this Section 5 will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.
(e)    For purposes of this Section 5, the term “Non-Competition Period” for a Participant means (i) in the case of termination by the Company with Cause, the period of such Participant’s employment plus one (1) year after the date of such Participant’s termination of employment, (ii) in the case of resignation for any reason (including Retirement), the period of such Participant’s employment plus one (1) year after the date of such Participant’s termination of employment, and (iii) otherwise, the period of such Participant’s employment plus the greater of one (1) year after the date of such Participant’s termination of employment or the length of time, if any, for which the Participant receives (or is eligible to receive, where Participant declines or otherwise takes action to reject) in connection with such Participant’s termination severance benefits or other similar payments from the Company or its Subsidiaries pursuant to an agreement with such Participant, the severance policies of the Company and its Subsidiaries then in effect, at the Company’s or any of its Subsidiaries’ election, or otherwise (or the length of time in terms of compensation used to determine the amount of such Participant’s severance benefits in the event such severance benefits are payable in a lump sum or on a schedule different than such length of time). In no event shall any amount received by a Participant pursuant to any put or call provisions under the Stockholders Agreement constitute severance or other similar payments for purposes of this definition. For purposes of this Section 5, the term “Competing Business” shall mean, with respect to any Participant at any time, any Person engaged wholly or in part (directly or through one or more Subsidiaries) in the retail sale or retail distribution (via stores, mail order, e-commerce, or similar means) of Competing Products, if more than one-third (1/3) of such Person’s gross sales for the twelve (12) month period preceding such time (or with respect to the period after the date of such Participant’s termination of employment, as of such date) are generated by engaging in such sale or distribution of Competing Products. Without limiting the foregoing, Competing Businesses shall in any event include Wal-Mart, Sears (K-Mart), Target, Amazon.com, Buy Buy Baby, Mattel, Hasbro, Tesco, Carrefour, or any of their respective Subsidiaries or Affiliates. For purposes of this Section 5, the term “Competing Products” shall mean, with respect to any Participant at any time, (i) toys and games, (ii) video games, computer software for children, and electronic toys or games, (iii) juvenile or baby: products, apparel, equipment, furniture, or consumables, (iv) wheeled goods for children, and (v) any other product or group of related products that represents more than twenty (20) percent of the gross sales of the Company and its Subsidiaries for the twelve (12) month period preceding such time (or with respect to the period after such Participant’s termination of employment, as of such date).
6.    Rights as a Stockholder. The Participant shall be the record owner of the number of Restricted Shares issued in respect of the Restricted Stock Award until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and the Participant shall receive, when paid, any dividends on all of the Restricted Shares granted under this Section 6 as to which the Participant is the record holder on the applicable record date. As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, certificates for the Restricted Shares which shall be issued in respect of Restricted Stock Awards that have vested shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto.
7.     Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Participant as contemplated by Section 6 above shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws of the United States or any foreign jurisdiction, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
8.     No Right to Continued Employment. The granting of the Restricted Shares evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the employment of such Participant.
9.    Transferability. The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
10.    Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares, the grant or vesting or any payment or transfer with respect to the Restricted Shares and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.
11.    Securities Laws. Upon the vesting of any Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request prior to the issuance of any Shares in order to comply with applicable securities laws or with this Agreement.
12.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of is Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
13.    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.
14.    Restricted Stock Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock Award and the Restricted Shares granted hereunder is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
15.     Signature. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first above written, which expressly includes Sections 4 and 5 of this Agreement.

TOYS “R” US, INC.
________________________________________
By: ___________________________________

PARTICIPANT
________________________________________
By: _____________________________________

Exhibit A

Cumulative Performance Targets

50% of the Restricted Shares shall be subject to the cumulative EBITDA performance targets (such targets, the “Cumulative EBITDA Targets”) and 50% of the Restricted Shares shall be subject to the ROIC performance targets (such targets, the “ROIC Targets”). For the Cumulative EBITDA Targets and the ROIC Targets, in each case, the Participant shall have the opportunity to earn between 25% and 200% of the Restricted Shares allotted to each performance target.

Cumulative EBITDA Targets (50% of Restricted Shares)

Cumulative EBITDA Targets	Vesting Percentage
$3,480,300,000	25%
$3,867,000,000	100%
$4,640,400,000	200%

The Vesting Percentage shall be a linear interpolation for any achievement of the Cumulative EBITDA Targets which falls between the above target thresholds, as applicable; provided that, there shall be no linear interpolation for a Cumulative EBITDA Target that is less than $3,480,300,000.
“EBITDA” shall mean earnings before interest, income taxes, depreciation and amortization, further adjusted to be consistent with the Adjusted Compensation EBITDA utilized by the Company for purposes of calculating annual cash incentive awards under its Annual Incentive Plans including to account for the effects of specified period charges and gains or losses, including, among others, changes in foreign currency, noncontrolling interest, gains or losses on liquidations of subsidiaries or sales of properties, asset impairments and accounting changes. There may also be other adjustments made to Cumulative EBITDA that would be deemed appropriate to include in the calculation, as recommended by management, and agreed to by the Board of Directors.
“Cumulative EBITDA” shall mean, the aggregate EBITDA for the three fiscal years of the Company beginning with the fiscal year encompassing the Date of Grant.

ROIC Targets (50% of Restricted Shares)

ROIC Targets	Vesting Percentage
17.9%	25%
19.9%	100%
23.8%	200%

The Vesting Percentage shall be a linear interpolation for any achievement of the ROIC Targets which falls between the above target thresholds, as applicable; provided that, there shall be no linear interpolation for a ROIC Target that is less than 17.9%.
“ROIC” shall mean, EBIT (as defined below) divided by Invested Capital (as defined below) and expressed as a percentage.
ROIC = EBIT/Invested Capital
“EBIT” shall mean the EBITDA (as adjusted) as described above plus the annual depreciation and amortization.
“Invested Capital” shall mean the aggregate of Net Property, Plant and Equipment, Inventory, Accounts Receivable, Prepaid Expenses and Goodwill less the aggregate of Accounts Payable and Accrued Expenses. There may be adjustments made to Invested Capital to account for changes in foreign exchange rates, and other issues that would be deemed appropriate to include in the calculation as recommended by management and agreed to by the Board of Directors.
“ROIC Target” is the average of the ROIC for the three fiscal years of the Company beginning with the fiscal year encompassing the Date of Grant.

Exhibit B
[Stockholders Agreement]